                                                                   EXHIBIT 4(a)



BANKERS LIFE INSURANCE                                      A Member of the
COMPANY OF NEW YORK                                         Indianapolis Life
                                                            Group of Companies

65 Froehlich Farm Boulevard C Woodbury, New York  11797

                     THE VISIONARY CHOICE VARIABLE ANNUITY

                          READ YOUR CONTRACT CAREFULLY

RIGHT TO EXAMINE YOUR CONTRACT. You may cancel and return this Contract to Us for any reason within 10 days after You receive it (20 days if this Contract is replacing another annuity contract or insurance policy). You may return the Contract by mailing it to Us at the address of the Service Center shown on page
4. Your Written Request for cancellation must accompany the Contract. If the Contract and the Written Request for cancellation are properly addressed to the Service Center with postage prepaid and if they are postmarked within the 10-day free look period, We will refund to You an amount equal to the sum of:
(i) the difference between the Premium Payments paid and the amounts allocated to the Variable Accounts and the Fixed Account under the Contract; and (ii) the Contract Value as of the date the Contract and the Written Request for cancellation are properly mailed and postmarked. The Contract Owner bears the investment risk for Premium Payments allocated to the Variable Account from the beginning of the Free-Look Period until the date the Contract Owner properly mails the Contract and Written Request for cancellation to Us.

THIS CONTRACT allows You to choose one of two Withdrawal Charge options at the time You complete Your application. And, if Your initial Premium Payment is $100,000 or more, You may choose one of two free withdrawal options on Your application. ONCE YOU CHOOSE YOUR OPTION, YOU MAY NOT CHANGE IT.

THIS CONTRACT is a legal contract between the Owner and the Bankers Life Insurance Company of New York. WE AGREE to provide the benefits and rights set out on this page and the pages that follow which are part of the Contract.
They are provided as consideration for the application and the payment of premium for the Contract.

THIS CONTRACT, the attached application, and any amendments, riders or endorsements make up the entire contract. The Contract does not take effect until We have received the initial Premium Payment.

ACCOUNT VALUES AND ANNUITY PAYMENTS TO YOU, WHEN BASED ON INVESTMENT RESULTS OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE IN DOLLAR AMOUNT. In order to avoid a decrease in variable annuity payments, the separate account must achieve an annualized investment return (after deduction of mortality and expense risk charges and administrative charge) at least equal to the assumed interest rate.





VCA-97 BL

The value of Your account will be decreased by certain charges and deductions. These charges and deductions include a quarterly contract fee, an administrative expense charge, and a mortality and expense risk charge. The charges and deductions which may affect the value of Your account are listed in section 2.

Signed for Us on the Date of Issue at the Home Office of the Company at 65 Froehlich Farm Boulevard, Woodbury, New York 11797.

         /s/ Margaret M. McKinney                                    /s/  Stephen J. Shorrock
         ------------------------                                    ------------------------
                 Secretary                                                           President


              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                               NON-PARTICIPATING
                                FLEXIBLE PREMIUM
                           INCOME PAYABLE AT MATURITY
 DEATH BENEFIT PAYABLE IN THE EVENT OF THE ANNUITANT'S DEATH PRIOR TO MATURITY

                                        SECTION 1 - GUIDE TO CONTRACT PROVISIONS

         SECTION                                                            PAGE
         1                GUIDE TO CONTRACT PROVISIONS
         2                CONTRACT SPECIFICATIONS
         3                DEFINITIONS
         4                PREMIUM PAYMENTS
         5                CONTRACT VALUE
         6                SEPARATE ACCOUNT PROVISIONS
         7                WITHDRAWAL PROVISIONS
         8                OWNERSHIP PROVISIONS
         9                DEATH BENEFITS PROVISIONS
         10               PAYOUT PLAN PROVISIONS
         11               GENERAL PROVISIONS
         12               TABLES

         The Application and Any Additional Forms Will Follow Section 12

                           SECTION 2 - SPECIFICATIONS

         CONTRACT NUMBER           [VA00001]                  [William P. Ryker]  ANNUITANT


         DATE OF ISSUE             [May 31, 1997]                 [June 1, 2020]  COMMENCEMENT DATE


         AGE AT ISSUE              [40]


               INITIAL PREMIUM
                       PAYMENT:            [$10,000]
                                           PREMIUM PAYMENTS MAY BE CONTINUED TO THE
                                           ANNUITY START DATE


                  CONTRACT FEE             $7.50 PER CONTRACT QUARTER

                 MORTALITY AND             1.25% PER ANNUM OF THE AVERAGE DAILY VARIABLE ACCOUNT VALUE
           EXPENSE RISK CHARGE

                ADMINISTRATIVE             .15% PER ANNUM OF THE AVERAGE DAILY VARIABLE ACCOUNT VALUE
                        CHARGE

              VARIABLE ACCOUNT             FIRST 12 REQUESTS PER CONTRACT YEAR - $0
                  TRANSFER FEE             13 OR MORE PER CONTRACT YEAR - $25.00 EACH TRANSFER


 FIXED ACCOUNT MINIMUM INTEREST RATE 3.0%


             WITHDRAWAL CHARGE             [LIST OPTION]
                                           IF YOU WITHDRAW ALL OR PART OF THE
                                           CONTRACT    VALUE, WITHDRAWAL CHARGES MAY APPLY.  SEE PAGE __.


               FREE WITHDRAWAL             [APPLIES ONLY IF INITIAL PREMIUM PAYMENT IS $100,000
                        OPTION                    OR MORE]
                                           [LIST 50% CUMULATIVE OR EARNINGS OPTION]

                SERVICE CENTER             BANKERS LIFE INSURANCE COMPANY OF NEW YORK
                                           SERVICE CENTER
                                           P. O. BOX  29105
                                           OVERLAND PARK, KS 66201

PREMIUM ALLOCATIONS                        THE INITIAL PREMIUM PAYMENT WILL BE ALLOCATED
                                           AS SPECIFIED IN YOUR APPLICATION.  THE SAME
                                           ALLOCATIONS WILL BE MADE FOR EACH SUBSEQUENT
                                           PAYMENT UNLESS YOU CHANGE THE ALLOCATIONS BY
                                           WRITTEN REQUEST OR, AT THE TIME OF A PREMIUM
                                           PAYMENT, YOU INSTRUCT US TO ALLOCATE THAT
                                           PAYMENT DIFFERENTLY.

SEPARATE ACCOUNT                           BANKERS LIFE INSURANCE COMPANY OF NEW YORK
                                           SEPARATE ACCOUNT I

VARIABLE ACCOUNT OPTIONS                   PORTFOLIO FUND IN WHICH VARIABLE ACCOUNT INVESTS:
------------------------                   -------------------------------------------------
ASSET MANAGER                              FIDELITY ASSET MANAGER PORTFOLIO
CONTRAFUND                                 FIDELITY CONTRAFUND PORTFOLIO
EQUITY INCOME                              FIDELITY EQUITY INCOME PORTFOLIO
GROWTH                                     FIDELITY GROWTH PORTFOLIO
INDEX 500                                  FIDELITY INDEX 500 PORTFOLIO
INTERNATIONAL STOCK                        T. ROWE PRICE INTERNATIONAL STOCK PORTFOLIO
INVESTMENT GRADE BOND                      FIDELITY INVESTMENT GRADE BOND PORTFOLIO
LIMITED TERM BOND                          T. ROWE PRICE LIMITED TERM BOND PORTFOLIO
MANAGED                                    OCC ACCUMULATION TRUST MANAGED PORTFOLIO
MICRO-CAP                                  ROYCE MICRO-CAP PORTFOLIO
MIDCAP GROWTH                              ALGER AMERICAN MIDCAP GROWTH PORTFOLIO
MONEY MARKET                               FIDELITY MONEY MARKET PORTFOLIO
OVERSEAS                                   SOGEN OVERSEAS VARIABLE PORTFOLIO
SAFECO EQUITY                              SAFECO EQUITY PORTFOLIO
SAFECO GROWTH                              SAFECO GROWTH PORTFOLIO
SMALL CAPITALIZATION                       ALGER AMERICAN SMALL CAPITALIZATION PORTFOLIO
SMALL CAP                                  OCC ACCUMULATION TRUST SMALL CAP PORTFOLIO
WORLDWIDE HARD ASSETS                      VAN ECK WORLDWIDE HARD ASSETS PORTFOLIO

                            SECTION 3 - DEFINITIONS


ACCOUNT - Any of the Variable Accounts or the Fixed Account.

ACCUMULATION UNIT - An accounting measure We use to calculate the value of a Variable Account before annuity payments begin.

AGE - Age on last birthday unless otherwise specified.

ANNUITANT - You are the Annuitant, unless You state otherwise in Your application. The Annuitant is the person or persons whose life (or lives) determines the dollar amount of the annuity payments that will be paid under the Contract. If the Annuitant dies before the Annuity Start Date, We will pay a death benefit. The maximum number of joint Annuitants is two. Provisions referring to the death of an Annuitant mean the death of the last surviving Annuitant. The Annuitant named in the application may not be changed.

ANNUITY START DATE - The date when the Annuitant will begin to receive annuity payments. (You are the Annuitant, unless You tell Us otherwise at the time of Your application.) If You own a Non-Qualified Contract, We will ask You to select an Annuity Start Date. If You do not select a date, the Annuity Start Date is the either the Annuitant's age 70 or 10 years after the Date of Issue, whichever is later. In no event, if you own a Non-Qualified Contract, will the Annuity Start Date be later than the Annuitant's age 90. If You own a Qualified Contract, the Annuity Start Date is fixed at the Annuitant's age 702.

ANNUITY UNIT - An accounting unit of measure We use to calculate the amount of annuity payments under a variable annuity option.

BENEFICIARY - The person(s) You name to receive the death benefit if the Owner or Annuitant dies before the Annuity Start Date.

BUSINESS DAY - Each day on which the New York Stock Exchange is open for business, except for the holidays listed in the prospectus under "Holidays" and except for any day on which the Portfolio in which a Variable Account invests does not value its shares.

CONTRACT FEE - During the Pay-in Period, We will deduct this charge from Your Contract Value at the end of each contract quarter and on the date You fully withdraw all value from the Contract. We use the Contract Fee to cover Our cost of providing certain administrative services related to the Contracts and the Separate Account.

CONTRACT PERIODS AND ANNIVERSARIES - Contract Years, contract months and contract quarters are measured from the Date of Issue. Each contract month begins on the same day in each calendar month as the Date of Issue. If the end of a premium period or a Contract Year is indicated by an age, it ends on the Contract Anniversary immediately following the birthday on which the Annuitant reaches that age.

CONTRACT VALUE - The total amount You have accumulated under the Contract. It is the sum of the Separate Account Value and the Fixed Account Value.

CONTRACT YEAR - A twelve-month period beginning on the Date of Issue or on a Contract Anniversary. The first Contract Year begins on the Date of Issue.

DATE OF ISSUE - The date (shown in Section 2 - Contract Specifications) on which We issue the Contract. It is the date on which the first Contract Year begins.

DEATH BENEFIT - The Death Benefit will equal the greater of: (a) the Contract Value as of the date We receive due proof of the deceased's death and payment instructions; or (b) the highest Contract Value on any Death Benefit Anniversary preceding the date the death benefit is determined, plus any Premium Payments and minus any withdrawals and charges incurred between such Death Benefit Anniversary and the date the death benefit is determined.

DEATH BENEFIT ANNIVERSARY - Every third Contract Anniversary beginning on the Date of Issue.

DOLLAR COST AVERAGING - Owner-initiated systematic transfers from one or more Variable Accounts to any other available Variable Account.

FIXED ACCOUNT - You may allocate all or a portion of the Contract Value to the Fixed Account. The assets supporting the Fixed Account are held in the Company's General Account.

FIXED ACCOUNT CURRENT RATE - The applicable interest rate contained in a schedule of rates established by the Company from time to time.

FIXED ACCOUNT VALUE - The value of the Contract in the Fixed Account prior to the Annuity Start Date.

FREE WITHDRAWAL AMOUNT - The amount of Contract Value that can be withdrawn in any Contract Year after the first Contract Year without a Withdrawal Charge.

FUND - Each of (i) The Alger American Fund; (ii) Fidelity VIP Fund; (iii) Fidelity VIP Fund II; (iv) OCC Accumulation Trust; (v) Royce Capital Fund; (vi) SAFECO Resource Series Trust; (vii) SoGen Variable Funds, Inc.; (viii) T. Rowe Price Fixed Income Series, Inc.; (ix) T. Rowe Price International Series, Inc.; and (x) Van Eck Worldwide Insurance Trust. Each Variable Account invests in a separate investment portfolio ("Portfolio") of a Fund. Each Fund is either an open-end management investment company or a unit investment trust.

GENERAL ACCOUNT - All assets of the Company other than those allocated to separate accounts.

NET PREMIUM PAYMENT - The Premium Payment minus any applicable premium tax.


OWNER ("YOU") - The person(s) who own(s) the Contract. "JOINT OWNERS" are two natural persons who own the Contract equally with the right of survivorship.

PAYEE - The person(s) who receive annuity payments. The "SUCCESSOR PAYEE" receives any guaranteed annuity payments after the death of the Payee.

PAY-IN PERIOD - The period of time that begins when Your Contract is issued and continues until the date You begin to receive annuity payments on the Annuity Start Date. The Pay-in Period will also end if You fully withdraw Your Contract before the Annuity Start Date.

PAYOUT PLAN - An arrangement under which annuity payments are made under this Contract.

PORTFOLIO - The separate investment portfolios of the Funds. The Portfolios currently offered through the Contract are listed on page 3A of this Contract.

PREMIUM PAYMENT YEAR - The twelve-month period beginning on the date We receive any Premium Payment. It is used to calculate the Withdrawal Charge if You choose the Date of Premium Payment Withdrawal Charge Option.

PREMIUM TAX - The amount of tax, if any, charged by a federal, state or municipal entity on Premium Payments or Contract Values.

QUALIFIED CONTRACT - A Contract that is issued in connection with retirement plans that qualify for special federal income tax treatment under Sections 401, 403(b), or 408 of the Internal Revenue Code.

SEC - The U.S. Securities and Exchange Commission.

SEPARATE ACCOUNT -Bankers Life Insurance Company of New York Separate Account
1. It is not part of Our General Account. The Separate Account is divided into Variable Accounts, each of which invests solely in shares of a Portfolio of a Fund.

SEPARATE ACCOUNT VALUE - The value of the Contract in the Separate Account prior to the Annuity Start Date.

SERVICE CENTER - The office which provides service for the Contract. The mailing address is P. O. Box 29105, Overland Park, KS 66201. If the address changes We will notify You.

SURRENDER VALUE - The Contract Value MINUS (1) any applicable Withdrawal Charges; MINUS (2) any premium taxes not previously deducted; and MINUS (3) the Contract Fee.

VARIABLE ACCOUNT - A subdivision of the Separate Account. A Variable Account invests solely in the shares of a designated Portfolio of a Fund. WE, US, OUR AND COMPANY - Bankers Life Insurance Company of New York.

WRITTEN REQUEST - A Written Request or Notice in a form satisfactory to the Company which is signed by the Owner and received at the Service Center.

YOU, YOUR - The Owner or Joint Owners.

                          SECTION 4 - PREMIUM PAYMENTS

PREMIUM PAYMENTS

The initial Premium Payment is payable on or before delivery of this Contract. Any Premium Payments after the initial Premium Payment are payable at Our Service Center. All Premium Payments are payable in U.S. Dollars. The initial Premium Payment is shown on Page 4. The minimum Premium Payment is $1,000. We retain the right not to accept additional Premium Payments in any one year which exceed two times the initial Premium Payment and not to accept total Premium Payments in excess of $250,000.

You may continue Premium Payments until the earliest of:

         (a)     the Annuity Start Date;
         (b)     full withdrawal of Contract Value; or
         (c) the date You reach age 85 (age 702 if this is a Qualified Contract).

ALLOCATION OF PREMIUM PAYMENTS

This Contract allows You to allocate Net Premium Payments to any Variable Account of the Separate Account and the Fixed Account subject to any minimum allocation amounts established by the Company. The initial Premium Payment will be allocated as specified in Your application. The same allocations will be made for each subsequent payment unless You change the allocations by Written Request or, at the time of a Premium Payment, You instruct Us to allocate that payment differently.


                           SECTION 5 - CONTRACT VALUE

CONTRACT VALUE

The Contract Value at any time is the sum of the Fixed Account Value and the Separate Account Value.

Unless You indicate otherwise, amounts withdrawn from the Contract Value by You and charges described in this Contract will be deducted from the Fixed Account and the Variable Accounts based on the proportion that the values of the Fixed Account and the Variable Accounts bear to the Contract Value.

All values and benefits are equal to or more than those required by law. The official responsible for supervising insurance in the state where the Contract is delivered has a detailed summary of the method We use to determine values.

FIXED ACCOUNT VALUE

The Fixed Account Value is equal to:

         (1)     the Net Premium Payments allocated to the Fixed Account, PLUS
         (2)     amounts transferred to the Fixed Account, PLUS
         (3)     interest credited to the Fixed Account, MINUS
         (4)     any partial withdrawals or transfers from the Fixed
                 Account, MINUS
         (5) any Withdrawal Charges, Contract Fees or premium taxes deducted from the Fixed Account.

The Company will credit interest to the Fixed Account. The minimum Fixed Account interest rate is the rate shown on Page 4, compounded annually. The Company, at its discretion, may credit interest rates greater than the minimum Fixed Account interest rate.

SEPARATE ACCOUNT VALUE

The Separate Account Value is equal to the sum of the values in all the Variable Accounts of the Separate Account, each of which is, prior to the Annuity Start Date, equal to:

         (1)     Net Premium Payments allocated to that Variable Account, PLUS
         (2)     any amount transferred to that Variable Account, PLUS
         (3) any investment income, dividends, capital gains, realized or unrealized, in that Variable Account, MINUS
         (4) any partial withdrawals or transfers of amounts from that Variable Account (including any applicable transfer charges), MINUS
         (5) any Withdrawal Charges, Contract Fees, or other charges or premium taxes deducted from that Variable Account, MINUS
         (6)     realized or unrealized net capital losses in that Variable
                 Account.

CONTRACT FEE

We charge a fee for establishing and maintaining Our records for this Contract. The charge is $7.50 per quarter and is deducted from the Contract Value at the end of each three-month period measured from the Date of Issue or, if earlier, on the date of a full withdrawal. This charge does not apply after a Payout Plan has begun.

PREMIUM TAX CHARGES

A charge will be made by Us against the Contract Value of this Contract at the time any premium taxes not previously deducted are payable. Currently, New York has no premium tax or retaliatory premium tax. If New York imposes these taxes in the future, or if the Owner is or becomes a resident of a state where such taxes apply, the Company will deduct the applicable premium taxes.

TRANSFERS OF CONTRACT VALUES

While this Contract is in force prior to the Annuity Start Date, You may transfer, by Written Request, Contract Values from one or more of the Variable Accounts to another one or more of the Variable Accounts or to the Fixed Account. You may make 12 such transfer requests per Contract Year without charge. A charge of $25.00 will be imposed for each transfer request in excess of 12. The transfer fee, if any, will be deducted from the Variable Account(s) from which the transfer is made. If a transfer is made from more than one Variable Account at the same time, the transfer fee will be deducted pro-rata from the remaining Separate Account Values in such Variable Accounts. We reserve the right to waive the transfer fee.

While this Contract is in force prior to the Annuity Start Date, You may transfer up to 20% of the Fixed Account Value (as determined at the beginning of the Contract Year) from the Fixed Account to one or more of the Variable Accounts in any Contract Year. There is no charge for transfers from the Fixed Account to one or more of the Variable Accounts. Amounts transferred under the Interest Sweep provision are included in the maximum amount which can be transferred from the Fixed Account in any Contract Year.

After annuity payments have begun, You may exchange annuity units from one or more of the Variable Accounts for annuity units of one or more of the Variable Accounts once each Contract Year. There is no charge for this exchange.

The transfer privileges may be suspended or modified by Us at any time.

Amounts deducted from the Fixed Account for charges, withdrawals and transfers to the Variable Accounts, for the purpose of crediting interest are accounted for on a last in, first out basis.

DOLLAR COST AVERAGING

Before the Annuity Start Date, You may elect to have an amount You specify automatically transferred from one or more Variable Accounts or the Fixed Account to any other Variable Accounts. Dollar Cost Averaging transfers will be made on a monthly or quarterly basis. The amount transferred must be at least $100. There is no charge for dollar cost averaging transfers.

Amounts withdrawn from the Fixed Account due to Dollar Cost Averaging are counted toward the 20% of Fixed Account Value that may be transferred out of the Fixed Account during any Contract Year.

INTEREST SWEEP

Before the Annuity Start Date, You may elect to have any interest credited to the Fixed Account automatically transferred to one or more Variable Accounts at the beginning of each calendar quarter. There is no charge for interest sweep transfers and an interest sweep transfer is not considered a transfer for purposes of assessing a transfer charge.

Amounts transferred out of the Fixed Account due to an interest sweep transfer are counted toward the 20% of Fixed Account Value that may be transferred out of the Fixed Account during any Contract Year.

AUTOMATIC ACCOUNT BALANCING

Before the Annuity Start Date, You may elect automatic account balancing. If You select this option, on the first Business Day of a calendar month or calendar quarter, We will automatically balance Your Variable Accounts to match Your premium allocation percentages. There is no charge for automatic account balancing.


                    SECTION 6 - SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT

Variable benefit payments under the Contract are provided through the Separate Account. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. The portion of the assets of the Separate Account equal to the reserves and other Contract liabilities of the Separate Account are not chargeable with the liabilities arising out of any other business that We may conduct and which has no specific relation to or dependence upon the Separate Account. We have the right to transfer to Our general account any assets of the Separate Account which are in excess of such reserves and other liabilities. The Company established the Separate Account to support the operations of this Contract and other variable contracts the Company may offer.

VARIABLE ACCOUNTS

The assets of the Separate Account are divided into subdivisions called Variable Accounts that are listed on page 5 of this Contract and in the current prospectus You received. Each Variable Account invests exclusively in shares of a corresponding Portfolio of a Fund listed on page 5 of this Contract. The income, gains and losses, whether or not realized, from assets allocated to each Variable Account shall be credited to or charged against such Variable Account without regard to other income, gains, or losses of any other Variable Account or of the Company. Any amounts of income, dividends and gains distributed from the shares of a Fund are re-invested in additional shares of that Fund at its net asset value.


The Separate Account supporting benefits of this Contract and the reserves supporting variable annuity payments under this Contract provided by the Separate Account depend on the investment performance of the Portfolios in which Your selected Variable Accounts are invested. We do not guarantee the investment performance of the Portfolios. You bear the investment risk related to Separate Account Value and variable annuity payments supported by the Variable Accounts.

ACCUMULATION UNITS

Net Premium Payments may be allocated among and amounts may be transferred to the Variable Accounts. Net Premium Payments or transferred amounts are converted into accumulation units of the Variable Account to which the payment is allocated or the transfer is made. The number of accumulation units credited to each Variable Account is determined by dividing the dollar value of a net Premium Payment allocated or transferred to a Variable Account by the value of one accumulation unit for the Variable Account as of the end of the Business Day on which We received the payment. The number of accumulation units so determined will not be affected by any subsequent change in the value of such accumulation unit.

ACCUMULATION UNIT VALUE

The accumulation unit value for each Variable Account will vary to reflect the investment experience of the applicable Portfolio. The accumulation unit value for a Variable Account will be determined at the end of each Business Day by multiplying the accumulation unit value of the Variable Account on the preceding Business Day by the net investment factor for the Variable Account for the current Business Day. The value of the Variable Account on each Business Day is then determined by multiplying the number of accumulation units in that Variable Account by the accumulation unit value on that Business Day.

VALUATION OF ANY VARIABLE ACCOUNT

Allocation of net Premium Payments and transfers to a Variable Account will increase the number of accumulation units of that Variable Account. Partial withdrawals and transfers from a Variable Account will result in cancellation of accumulation units of that Variable Account, as will a full withdrawal and the deduction of a Contract Fee and any applicable premium taxes. Accumulation units are canceled as of the end of the Business Day on which the Company receives a Written Request or notices regarding the event.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a Variable Account from one Business Day to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease from day to day.





The Net Investment Factor for each Variable Account equals 1 plus the fraction obtained by dividing (a) by (b) where:
         (a)     is the net result of:
                 1. the investment income, dividends, and capital gains, realized or unrealized, credited at the end of the current Business Day; PLUS

                 2. the amount credited or released from reserves for taxes attributed to the operation of the Variable Account; MINUS
                 3. the capital losses, realized or unrealized, charged at the end of the current Business Day, MINUS
                 4. any amount charged for taxes or any amount set aside during the Business Day as a reserve for taxes attributable to the operation or maintenance of the Variable Account; MINUS
                 5. the amount charged for mortality and expense risk on that Business Day; MINUS
                 6. the amount charged for administration on that Business Day; and

         (b) is the value of the assets in the Variable Account at the end of the preceding Business Day, adjusted for allocations and transfers to and withdrawals and transfers from the Variable Account occurring during that preceding Business Day.

ANNUITY UNIT VALUE

The value of an Annuity Unit for each Variable Account will vary to reflect the investment experience of the applicable Portfolio. The value of an Annuity Unit for a Variable Account will be determined on each Business Day by multiplying the Annuity Unit value of the Variable Account on the preceding Business Day by the product of (a) the net investment factor for that Variable Account for the Business Day for which the annuity value is being calculated and (b) an interest factor to neutralize the assumed interest rate.

You may choose an assumed interest rate of 3%, 4% or 5% at the time a variable payout plan is selected.

                       SECTION 7 - WITHDRAWAL PROVISIONS


PARTIAL WITHDRAWALS

You may request, in writing, to withdraw part of the Contract Value in amounts not less than $250. Your request must be received before the Annuity Start Date. If the Contract Value is reduced to below $1,000 by a partial withdrawal, the Company reserves the right to pay the Surrender Value to the Owner in a lump sum. Such payment will terminate the Contract and all obligations under the Contract.

You specify the Variable Account(s) or Fixed Account from which the partial withdrawal is made. If You do not specify from which accounts the withdrawal is to be made, or if the amount in the designated account is inadequate to comply with Your request, We will make the withdrawal pro-rata from each Variable Account and the Fixed Account based on the proportion that Your Variable Account Values and the Fixed Account Value bear to the Contract Value prior to the withdrawal.

We will pay You the amount You request in connection with a partial withdrawal by canceling Accumulation Units from the appropriate Variable Accounts and/or reducing the value of the Fixed Account.

FREE WITHDRAWAL AMOUNT

In any Contract Year after the first, You may withdraw a portion of Your Contract Value without incurring a Withdrawal Charge. This amount is called the Free Withdrawal Amount. Withdrawals under the Systematic Withdrawal Program are also permitted a Free Withdrawal Amount, as determined below, during the first Contract Year.

If Your initial Premium Payment is less than $100,000, the Free Withdrawal Amount is 10% of Contract Value each year, as determined at the beginning of the Contract Year. If You do not withdraw the full 10% in any Contract Year after the first, the remaining amount does not roll over to the next Contract Year.

If Your initial Premium Payment is $100,000 or more, the value of the Free Withdrawal Amount depends on the Free Withdrawal Option You choose at the time You purchase Your Contract. Once You choose an option, You cannot change it.

         IF YOU CHOOSE THE CUMULATIVE 10% OPTION: After the first Contract Year, You may withdraw up to 10% of Your Contract Value as of the beginning of each Contract Year and We will not charge You a Withdrawal Charge on that amount. If You do not withdraw the full 10% in any one Contract Year, the remaining percentage may be rolled over to the next Contract Year, up to a maximum of 50% after 5 years as determined as of the beginning of each Contract Year.

         IF YOU CHOOSE THE EARNINGS OPTION: After the first Contract Year, You can withdraw part or all of Your earnings under the Contract at any time without incurring a Withdrawal Charge. Earnings are equal to Your Contract Value MINUS Premium Payments, transfers and partial withdrawals.

There will be a Withdrawal Charge on partial withdrawals in excess of the annual Free Withdrawal Amount.




FULL WITHDRAWAL OF CONTRACT VALUE

You may cancel this Contract by Written Request and receive the Surrender Value at any time before the Annuity Start Date. The Surrender Value will be the Contract Value as of the end of the Business Day on which the Company receives Your Written Request in Our Service Center, less any Withdrawal Charge, Contract Fee and premium taxes not previously deducted.

WITHDRAWAL CHARGES

Subject to the annual Free Withdrawal Amount, full or partial withdrawals of Contract Values may be subject to a contingent deferred sales charge known as the Withdrawal Charge.

When You purchase Your Contract, You must choose between two Withdrawal Charge Options.

The Withdrawal Charge is separately calculated for each withdrawal You make. For purposes of calculating the Withdrawal Charge, We treat withdrawals as coming from the oldest Premium Payment first. Amounts subject to the Withdrawal Charge will be deemed to be first from Premium Payments, and then from earnings. This means that We will not deduct a Withdrawal Charge on withdrawals of that portion of Your Contract Value that exceeds the sum total of Your Premium Payments.

         IF YOU CHOOSE THE DATE OF ISSUE WITHDRAWAL CHARGE OPTION: We will impose a Withdrawal Charge on all partial or full withdrawals of Premium Payments that You make during the first nine Contract Years if the amount of the withdrawal exceeds the Free Withdrawal Amount. The Withdrawal Charge is calculated as a percentage of the amount You withdraw based on the number of years between the date We receive Your Written Request for withdrawal and the Date of Issue. The rate of the Withdrawal Charge is listed in the table below. Under this option, no Withdrawal Charge is deducted from full or partial withdrawals that You make in Contract Years ten and later.

                                                                                     Charge as Percentage
         Contract Year                                                               of Premium Payments
         -------------                                                               --------------------

1-6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.0%
7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6.0
8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4.0
9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.0
10+ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  0




         IF YOU CHOOSE THE DATE OF PREMIUM PAYMENT WITHDRAWAL CHARGE OPTION:
We will calculate the Withdrawal Charge by determining the length of time between the date We receive Your Written Request for a withdrawal and the date You made the Premium Payment being withdrawn. We will deduct a Withdrawal Charge if You withdraw a Premium Payment that We have held for less than seven Premium Payment Years if it is greater than the Free Withdrawal Amount.

                                                                                               Charge as Percentage
Premium Payment Year                                                                           of Premium Payments
--------------------                                                                           --------------------

1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.0%
2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6.0
3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5.0

4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4.0
5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.0
6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.0
7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.0
8+  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  0


Any applicable Withdrawal Charge will be deducted from the remaining value in the Variable Account(s) or Fixed Account from which the withdrawal is being made. If such remaining Variable Account Value(s) or Fixed Account Value is insufficient for this purpose, the Withdrawal Charge will be deducted pro-rata from all Variable Account(s) and the Fixed Account based on the remaining Contract Value in each Variable Account and the Fixed Account.

No Withdrawal Charge will be assessed in the event the Contract terminates due to the death of the Annuitant or Owner or if Contract Values are applied to a life annuity or an annuity with a payment period of at least 10 years.

PAYMENT ON WITHDRAWALS

Payment on any request for withdrawal, or for the Death Benefit, will be made as soon as possible and, with respect to the Contract Values in the Variable Accounts, no later than seven days after the Written Request is received by the Company. However, such payment may be postponed for any period:

         (1)     when the New York Stock Exchange is closed; or
         (2)     when trading on the New York Stock Exchange is restricted; or
         (3) when an emergency exists as a result of which (a) disposal of securities held in the Variable Accounts is not reasonably practicable or (b) it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or
         (4) during any other period when the U.S. Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the U.S. Securities and Exchange Commission will govern as to whether the conditions set forth in 2, 3 and 4 exist.


For payments or transfers from the Fixed Account, We may defer payment for up to 6 months from the date We receive Your Written Request. We will pay interest of at least 3% per annum on the amount withdrawn if the payment is deferred more than 10 days after receipt of documentation necessary to complete the transaction.

SYSTEMATIC WITHDRAWAL PROGRAM

The Systematic Withdrawal Program provides an automatic monthly or quarterly payment to You from the amounts You have accumulated in the Variable Accounts and/or the Fixed Account. The minimum amount You may withdraw is $100. To use the program, You must maintain a $1,000 balance in Your Contract. You may elect to participate in the Systematic Withdrawal Program at any time before the Annuity Start Date by sending a Written Request to Our Service Center. Once You elect the program, it remains in effect unless the balance in Your Contract drops below $1,000.

         We will assess a Withdrawal Charge on these withdrawals, unless the amount You withdraw under the Systematic Withdrawal Program qualifies as a Free Withdrawal Amount or unless Withdrawal Charges no longer apply to the amounts withdrawn. Withdrawals under the Systematic Withdrawal Program are permitted an annual Free Withdrawal Amount during the first Contract Year. We do not deduct any other charges for this program. We reserve the right to discontinue offering the Systematic Withdrawal Program at any time and for any reason.

Amounts withdrawn from the Fixed Account due to the Systematic Withdrawal Program are counted toward the 20% of Fixed Account Value that may be transferred out of the Fixed Account during any Contract Year.

                        SECTION 8 - OWNERSHIP PROVISIONS

CONTRACT OWNER

The Annuitant is the Owner unless otherwise stated in the application or unless changed under the Transfer of Ownership Provision. The Owner is entitled to all Contract rights and benefits while the Annuitant is alive, without the consent of any other person.

JOINT OWNER

The Contract may be owned by two persons as Joint Owners, with rights of survivorship. In this case, the Joint Owners must consent to any withdrawals or changes to the Contract or Beneficiary.

TRANSFER OF OWNERSHIP


You may transfer the ownership of this Contract on forms provided by Us. The completed forms must be recorded by Us at Our Service Center. The transfer will be effective as of the date the transfer form is signed. We may require the return of the Contract for endorsement. The transfer is subject to any payment made or other actions taken by Us before We received Your Written Request. We are not responsible for the tax consequences resulting from a change of ownership.

QUALIFIED PLANS

If and while this Contract is part of a tax-qualified retirement plan under the U.S. Internal Revenue Code, You may not change the Owner or assign the Contract or make withdrawals unless permitted by the plan.

BENEFICIARY

The designation of a Beneficiary in the application shall remain in effect until You change it. You may name a Beneficiary and change any named Beneficiary during the lifetime of the Annuitant by Written Request satisfactory to Us. The change will take effect on the date the Written Request is signed. A change will not apply to any payment We make or any other action We take before the Written Request is received in Our Service Center.

ASSIGNMENT

You may assign the Contract in writing. The assignment will not bind Us until We have received a copy. Your rights and those of any Beneficiary will be subject to assignment. We are not responsible for the validity or tax consequences of the assignment.


                      SECTION 9 - DEATH BENEFIT PROVISIONS

DISTRIBUTION UPON THE DEATH OF THE OWNER

If You own the Contract with another person, and one of You dies before the Annuity Start Date, the survivor becomes the sole Beneficiary regardless of Your designation. If there is no surviving Owner, Your named Beneficiary will become the Beneficiary upon Your death. (You may name primary and contingent beneficiaries.) If You have named two or more primary Beneficiaries, they will share equally in the death benefit (described below) unless You have specified otherwise. If there are no living primary Beneficiaries at the time of Your death, payments will be made to those contingent Beneficiaries who are living when payment of the death benefit is due. If all the Beneficiaries have predeceased You, We will pay the death benefit to Your estate. If You or a Joint Owner who is the Annuitant dies before the Annuity Start Date, then the provisions relating to the death of an Annuitant (described below) will govern.

         If You are not the Annuitant and You die before the Annuitant and before the Annuity Start Date, then the following options are available to Your
Beneficiary:


         (1) If such Beneficiary is the spouse of the deceased Owner, the spouse may continue the Contract as the new Owner.

         (2)     If such Beneficiary is not the spouse of the deceased Owner:

                 (a) such Beneficiary may elect to receive the Contract Value, LESS any premium taxes not yet deducted, in a single sum within 5 years of the deceased Owner's death; or

                 (b) such Beneficiary may elect to receive the Contract Value paid out under one of the approved payout plans, provided that distributions begin within one year of the deceased Owner's death and the distribution period under the payout plan is for the life of, or for a period not exceeding the life expectancy of, the Beneficiary.

                 If such Beneficiary does not elect one of the above options, We will pay the Contract Value, LESS any premium taxes not yet deducted, within five years from the date of the deceased Owner's death.

Under any of the distribution options in this section, "Distribution Upon the Death of the Owner," the Beneficiary may exercise all ownership rights and privileges from the date of the deceased Owner's death until the date that the Contract Value is paid. Similar rules apply to Qualified Contracts. The above distribution requirements will apply only upon the death of the first Joint Owner.

DISTRIBUTION UPON THE DEATH OF THE ANNUITANT

If the Annuitant (including an Owner who is the Annuitant) dies before the Annuity Start Date (see "Age Limitation Under the Death Benefit" below), We will pay the Death Benefit described below in "Death Benefits Before the Annuity Start Date" in a lump sum to Your named Beneficiary(ies) within five years after the date of the Annuitant's death. (You may name primary and contingent beneficiaries.) If You have named two or more primary Beneficiaries, they will share equally in the Death Benefit unless You have specified otherwise. If there are no living primary Beneficiaries at the time of the Annuitant's death, payments will be made to those contingent Beneficiaries who are living when payment of the Death Benefit is due. If all the Beneficiaries have predeceased the Annuitant, We will pay the Death Benefit to You, if living, or the Annuitant's estate. In lieu of a lump sum payment, the Beneficiary may elect, within 60 days of the date We receive due proof of the Annuitant's death, to apply the Death Benefit to a payout plan. (See "Payout Options.")

         If You are also the Annuitant and You die, the provisions described immediately above apply, except that the Beneficiary may only apply the Death Benefit payment to a payout plan if:

         (1) payments under the option begin within one (1) year of the Annuitant's death; and

         (2) payments under the option are payable over the Beneficiary's life or over a period not greater than the Beneficiary's life expectancy.

DEATH BENEFIT BEFORE THE ANNUITY START DATE

If the Annuitant dies before the Annuity Start Date (see "Age Limitation Under the Death Benefit" below), the Beneficiary will receive a Death Benefit. The minimum Death Benefit payable upon the death of the Annuitant before the Annuity Start Date will be reset every third year on the Death Benefit Anniversary if the Contract Value on such Death Benefit Anniversary is greater than the Contract Value on the previous Death Benefit Anniversary. The Death Benefit will equal the greater of:

         (1) the Contract Value as of the date We receive due proof of the deceased's death and payment instructions; or

         (2) the highest Contract Value as of any Death Benefit Anniversary preceding the date the Death Benefit is determined, plus any Premium Payments, and minus any withdrawals and charges, incurred between such Death Benefit Anniversary and the date the Death Benefit is determined. This value is initially set on the first Death Benefit Anniversary and equals the greater of: (a) the sum of Premium Payments, MINUS partial withdrawals; or (b) Contract Value, on that date. This value will be reset on every future Death Benefit Anniversary (that is, every third year) to equal Contract Value on that date only if Contract Value on that Death Benefit Anniversary is greater than the highest Contract Value on any previous Death Benefit Anniversary. Once reset, this value will never decrease unless partial withdrawals are made;

LESS any applicable premium taxes not previously deducted.

AGE LIMITATION UNDER THE DEATH BENEFIT

In all instances where the Annuitant dies at or after age 75 (or ten years after the Date of Issue, whichever is later) but before the Annuity Start Date, the Death Benefit will equal Contract Value, LESS any applicable premium taxes not yet deducted, as of the date We receive due proof of death and payment instructions.

LOANS

If the Contract is a Qualified Contract, any outstanding loan amount on the date the Death Benefit is paid will also be deducted from the Death Benefit.





PROOF OF DEATH

Proof of death satisfactory to the Company consists of the death record or a certified copy of a court decree reciting a finding of death or any other proof satisfactory to the Company.

REQUIRED DISTRIBUTIONS

An Owner or Beneficiary who is required to begin to receive payments in the form of a life annuity or annuity for a period certain not exceeding the recipient's life expectancy may choose a payout plan.

BENEFICIARIES

You may designate the Beneficiaries as primary or contingent to indicate the order in which they take. If You name two or more Beneficiaries of the same class they will share equally unless You state how they are to share. If You identify a relative as a Beneficiary, We will interpret that to mean a relative of the Annuitant unless You state the relationship is to another person.

Any Beneficiary who dies within 10 days of the Annuitant's or Owner's death will not be entitled to any benefits unless that Beneficiary is living when We receive due proof of the Annuitant's or Owner's death.

DEATH OF PAYEE AFTER THE ANNUITY START DATE

If the Payee dies after the Annuity Start Date, any Joint Payee becomes the sole Payee. If there is no Joint Payee, the Successor Payee becomes the sole Payee. If there is no Successor Payee, the remaining benefits are paid to the estate of the last surviving Payee. The death of the Payee after the Annuity Start Date will have the effect stated in the payout plan pursuant to which annuity payments are being made. If any Owner dies on or after the Annuity Start Date, any payments that remain must be made at least as rapidly as under the payout plan in effect on the date of the Your death.

                      SECTION 10 - PAYOUT PLAN PROVISIONS

ANNUITY START DATE

If You own a Non-Qualified Contract, We will ask You to select an Annuity Start Date. If You do not select a date, the Annuity Start Date is either the Annuitant's age 70 or 10 years after the Date of Issue, whichever is later. In no event, if you own a Non-Qualified Contract, will the Annuity Start Date be later than the Annuitant's age 90. If You own a Qualified Contract, the Annuity Start Date is fixed at the Annuitant's age 702.

We will start annuity payments to the Annuitant on the Annuity Start Date shown on Page 4 unless You request a change in the Annuity Start Date. You can change the Annuity Start Date to any Contract Anniversary or to any date on which You withdraw the Contract Value. Your Written Request must be received in Our Service Center at least 31 days prior to the existing Annuity Start Date.

PAYOUT PLANS

You may apply the Contract Value, less any applicable Contract Fee, Withdrawal Charges, and premium taxes not yet deducted, under any of the following payout plans or any other plan then being offered by the Company. Payout Plans may be fixed or variable or a combination of both.

The amount of the payment is not guaranteed if a variable payout is selected. If a fixed payout is selected, the payments for each $1,000 applied will not be less than those provided by the application of the Annuity Purchase Value (as defined in this Contract) to the purchase of any single consideration immediate annuity offered by the Company at the time to the same class of annuitants.

You may request quarterly, semi-annual, or annual annuity payments instead of monthly payments.

         (1)     Installment Income Plans

                 (A) Fixed Period - Paid in monthly payments for the number of years You select from 1 to 30 years. The amount of the payment is not guaranteed if a variable payout is selected. If a fixed payout is selected, the payments for each $1,000 applied will not be less than those shown in the Fixed Period Table in Section 13. Payments may be commuted.

                 (B) Fixed Amount - Paid in equal monthly installments of $5.00 or more for each $1,000 applied. The number of payments is not guaranteed if a variable payout is selected. If a fixed payout is selected, payments will be made until the full amount applied with compound interest at not less than 3% is used up. Payments may be commuted.

         (2)     Life Income Plans


                 (A) One Life - Paid monthly during the lifetime of the Payee. We will guarantee payments for either 10 or 20 years and for as long as the Payee lives. The amount of the payment is not guaranteed if a variable payout is selected. If a fixed payout is selected, the payments for each $1,000 applied will not be less than those shown in the One Life Table. The amount paid is based on the Payee's sex and age on the date of the first annuity payment. Payments may not be commuted.

                 (B) Joint and Survivor - paid in monthly payments jointly to two Payees and after one dies to the surviving Payee. The amount paid is based on the Payees' sex and age on the date of the first payment. If either one dies before the due date of the first payment, We will pay the survivor under the Life Income Plan A with payments guaranteed for 10 years. Payments may not be commuted.


VARIABLE PAYOUT

A variable payout plan is a payout plan with payments increasing or decreasing in amount in accordance with the Annuity Unit values of one or more of the Variable Account(s) (as described in the Separate Account Provisions). After the first monthly payment for a variable payout has been determined in accordance with the provisions of this Contract, a number of Annuity Units is determined by dividing that first monthly payment by the appropriate Variable Account Annuity Unit value on the Annuity Start Date.

Once variable payments begin, the number of Annuity Units remains fixed with respect to a Variable Account. If the Contract Owner elects by Written Request to exchange Annuity Units of one Variable Account for those of another Variable Account, the number will change effective with that election but will remain fixed in number following such election. The method of calculating the Annuity Unit value is described under the Separate Account Provisions.

The dollar amount of the second and subsequent variable payments is not predetermined and may increase or decrease from period to period. The actual amount of each variable payment after the first is determined by multiplying the number of Annuity Units by the Annuity Unit values described in the Separate Account Provisions. Neither expenses actually incurred by Us, other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments to any annuitant for whom variable annuity payments have commenced.


FIXED PAYOUT

We guarantee interest under all fixed payout plans at a minimum rate of 3% a year. We may increase the interest rate above the minimum. Monthly payments on Life Income Plans will be based on the interest rate in effect on the due date of the first payment. The 1983 Mortality Table a (ALB) with 12 years mortality improvement of projection Scale G, will be used to calculate the rates for the tables of guaranteed payout rates.

CHOOSING A PAYOUT PLAN


You may choose or change a payout plan any time before the Annuity Start Date. The choice must be in writing and in a form satisfactory to Us. The minimum amount which may be applied under a payout plan is $2,000. Any choice involving more than one payout plan must have Our approval.

If You do not elect a payout plan by the Annuity Start Date, We will apply the adjusted Contract Value, less any applicable Withdrawal Charges, under Life Income Plan A with payments guaranteed for 10 years. The Contract Value will be allocated to a fixed and variable payout in the same proportion that Your interest in the Fixed and Variable Accounts bears to the total Contract Value. When a Payee who is entitled to a payment in one sum chooses a payout plan, the rights of all other Beneficiaries end. Any amount payable when a Payee dies will be paid in one sum to the Payee's estate unless the Payee has named a Successor Payee.

Each payment must be at least $20. We may change the number of payments We make in a year so that each payment is at least $20.

DATE OF PAYMENT

The first payment under any payout plan will be made on the fifteenth day of the month immediately following Your selection of a plan. Subsequent payments shall be made on the fifteenth day of each subsequent month in accordance with the manner of payment selected.

                        SECTION 11 - GENERAL PROVISIONS

CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT

Any change in the Plan of Operation will be filed with the Insurance Department of the State of New York as required by New York Insurance Law.


We may create new separate accounts; combine separate accounts, including the Separate Account; add new Variable Accounts to or remove existing Variable Accounts from the Separate Account or combine Variable Accounts; make new Variable Accounts or other Variable Accounts available to such classes of Contracts as We may determine; add new Funds or remove existing Funds; if shares of a Fund are no longer available for investment or if We determine that investment in a Fund is no longer appropriate in light of the purposes of the Separate Account, substitute a different Fund for any existing Fund; de-register the Separate Account under the Investment Company Act of 1940 in the event registration is no longer required; operate the Separate Account as a management investment company under the Investment Company Act of 1940 or as any other form permitted by law; and make any changes to the Separate Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.


CREDITOR'S CLAIMS

All payments under the Contract will be exempt from the claims of creditors and legal process to the extent permitted by law. No payment will be transferred, assigned or withdrawn before it becomes payable unless We agree.

INCONTESTABILITY

The Contract will be incontestable from the Date of Issue.

INCORRECT AGE OR SEX

If the Annuitant's age or sex has been misstated, the amount of the annuity payable by the Company shall be that provided by that portion of the amounts allocated to effect such annuity on the basis of the corrected information without changing the date of the first payments of such annuity. If we make any underpayment or overpayment on account of any such misstatement, the amount thereof, with interest at 3 per cent (3%) per annum, shall be credited to or charged against, the current or next succeeding payment or payments to be made by Us under the Contract.

MODIFICATION OF CONTRACT

Any change in the Contract or waiver of its provisions must be in writing and signed by Our President, a Vice President, Our Secretary or Assistant Secretary. No other person can change or waive any of its provisions.

Upon notice to You, the Company may modify the Contract, if necessary, to permit the Contract or the Separate Account to comply with any applicable law or regulation issued by a government agency or if necessary to assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or variable annuities contracts; or if necessary to effect a change in the operation of the Separate Account; or if the modification provides additional investment options.

In the event of such modifications, the Company will make the appropriate endorsement to the Contract.

NON-PARTICIPATING

This Contract does not participate in surplus earnings.


PROOF OF FACTS

We may ask any person claiming the right to payments for proof satisfactory to Us of such person's age, sex and right to payment. Any payments We make relying on that proof discharge Us from any obligation to make that payment to another person.

REPORTS TO THE OWNER

We will provide You with a report showing the Contract Values at least once each year. We will also provide You an annual report of the Separate Account and any other notice or report required by law to be delivered to Owners. All reports and notices will be sent to Your last known address.

SUBMISSION OF CONTRACT

We may ask You to relinquish the Contract or send it to Us for endorsement before We make any payment. Failure to have You surrender the Contract or note payment on it does not indicate that We have not made payment.

VOTING PRIVILEGES

So long as Federal law requires, We will give You certain voting privileges. As Contract Owner, if You have voting privileges, We will send a notice to You telling You the time and place of a shareholder meeting. The notice will also explain the matter to be voted upon and how many votes You get.

                              SECTION 12 - TABLES

                       FIXED PERIOD MINIMUM INCOME TABLE*

                    MONTHLY PAYMENTS FOR EACH $1,000 APPLIED




============================================================================================
   NUMBER         MONTHLY          NUMBER          MONTHLY          NUMBER     MONTHLY
  OF YEARS     INSTALLMENTS       OF YEARS       INSTALLMENTS      OF YEARS    INSTALLMENTS
============================================================================================
 1          84.47               11            8.86                21           5.32
 2          42.86               12            8.24                22           5.15
 3          28.99               13            7.71                23           4.99
 4          22.06               14            7.26                24           4.84
 5          17.91               15            6.87                25           4.71

 6          15.14               16            6.53                26           4.59
 7          13.16               17            6.23                27           4.47
 8          11.68               18            5.96                28           4.37
 9          10.53               19            5.73                29           4.27
 10         9.61                20            5.51                30           4.18
============================================================================================

*Values are based on compound interest at 3.0% a year. Other rates are available on request.

                         ONE LIFE MINIMUM INCOME TABLE*

                    MONTHLY PAYMENTS FOR EACH $1,000 APPLIED



================================================================================
 Age of     Life Only Income       Life 10 Years Certain   Life 20 Years Certain
 Payee
 Last     ----------------------------------------------------------------------
 Birthday
           Male        Female      Male        Female      Male        Female
--------------------------------------------------------------------------------
 50        4.17        3.82        4.13        3.81        4.01        3.76
 51        4.24        3.88        4.20        3.87        4.07        3.81
 52        4.32        3.95        4.27        3.93        4.13        3.86
 53        4.40        4.01        4.35        3.99        4.19        3.92
 54        4.49        4.08        4.43        4.06        4.25        3.97
 55        4.58        4.15        4.51        4.13        4.31        4.03
 56        4.67        4.23        4.60        4.20        4.37        4.09
 57        4.78        4.31        4.70        4.28        4.44        4.15
 58        4.88        4.40        4.80        4.36        4.50        4.22
 59        5.00        4.49        4.90        4.44        4.57        4.29
 60        5.12        4.59        5.01        4.54        4.63        4.35
 61        5.26        4.69        5.13        4.63        4.70        4.42
 62        5.40        4.80        5.25        4.73        4.77        4.49
 63        5.55        4.92        5.37        4.84        4.83        4.57
 64        5.71        5.04        5.51        4.95        4.89        4.64
 65        5.89        5.18        5.65        5.07        4.95        4.71
 66        6.07        5.32        5.79        5.20        5.01        4.78
 67        6.27        5.47        5.94        5.33        5.07        4.85
 68        6.48        5.64        6.10        5.48        5.12        4.92
 69        6.71        5.82        6.26        5.62        5.17        4.99
 70        6.95        6.01        6.42        5.78        5.22        5.05
 71        7.20        6.22        6.59        5.94        5.26        5.11
 72        7.47        6.44        6.76        6.11        5.30        5.17
 73        7.76        6.68        6.93        6.29        5.33        5.22
 74        8.07        6.94        7.11        6.48        5.36        5.27
 75        8.41        7.23        7.29        6.67        5.39        5.31
 76        8.76        7.53        7.46        6.86        5.42        5.35
 77        9.15        7.86        7.64        7.06        5.44        5.38
 78        9.56        8.22        7.81        7.26        5.45        5.40
 79        9.99        8.60        7.98        7.46        5.47        5.43
 80        10.46       9.02        8.14        7.66        5.48        5.45
 81        10.96       9.47        8.29        7.85        5.49        5.46
 82        11.49       9.96        8.44        8.04        5.49        5.48
 83        12.05       10.49       8.58        8.22        5.50        5.49
 84        12.65       11.06       8.71        8.39        5.50        5.49
 85        13.29       11.67       8.83        8.55        5.51        5.50
 86        13.97       12.34       8.95        8.69        5.51        5.50
 87        14.69       13.05       9.05        8.83        5.51        5.51
 88        15.46       13.82       9.14        8.95        5.51        5.51
 89        16.27       14.62       9.22        9.05        5.51        5.51
 90        17.14       15.47       9.30        9.15        5.51        5.51
-------------------------------------------------------------------------------

*Values are based on compound interest at 3.0% a year. Other rates are available on request.

JOINT & SURVIVOR WITH 10 YEAR CERTAIN TABLE* MONTHLY PAYMENTS FOR EACH $1,000 APPLIED



===============================================================================================================================
 Number of Years Younger                                                                Same            Number of Years Older
                                                                                         Age
----------------------------------------------------------------------------------                     -----------------------
 Female:       7          6          5          4          3          2          1                     1          2          3
------------------------------------------------------------------------------------------------------------------------------
 Male Age:
------------------------------------------------------------------------------------------------------------------------------
 50       3.36       3.38       3.41       3.44       3.46       3.49       3.52       3.55       3.57       3.60       3.63
 51       3.39       3.42       3.45       3.48       3.51       3.53       3.56       3.59       3.62       3.65       3.68
 52       3.43       3.46       3.49       3.52       3.55       3.58       3.61       3.64       3.67       3.70       3.73
 53       3.47       3.50       3.53       3.56       3.60       3.63       3.66       3.69       3.72       3.75       3.79
 54       3.51       3.55       3.58       3.61       3.64       3.68       3.71       3.74       3.78       3.81       3.84
 55       3.56       3.59       3.63       3.66       3.70       3.73       3.77       3.80       3.84       3.87       3.91
 56       3.60       3.64       3.68       3.71       3.75       3.79       3.82       3.86       3.90       3.94       3.97
 57       3.65       3.69       3.73       3.77       3.81       3.84       3.88       3.92       3.96       4.00       4.04
 58       3.70       3.74       3.78       3.82       3.87       3.91       3.95       3.99       4.03       4.07       4.12
 59       3.76       3.80       3.84       3.89       3.93       3.97       4.02       4.06       4.11       4.15       4.19
 60       3.82       3.86       3.90       3.95       4.00       4.04       4.09       4.14       4.18       4.23       4.28
 61       3.88       3.92       3.97       4.02       4.07       4.12       4.17       4.22       4.27       4.32       4.37
 62       3.94       3.99       4.04       4.09       4.14       4.19       4.25       4.30       4.35       4.41       4.46
 63       4.01       4.06       4.11       4.17       4.22       4.28       4.33       4.39       4.45       4.50       4.56
 64       4.08       4.13       4.19       4.25       4.31       4.37       4.43       4.49       4.55       4.60       4.66
 65       4.15       4.21       4.27       4.33       4.40       4.46       4.52       4.59       4.65       4.71       4.78
 66       4.23       4.30       4.36       4.43       4.49       4.56       4.63       4.69       4.76       4.83       4.90
 67       4.32       4.39       4.45       4.52       4.59       4.66       4.74       4.81       4.88       4.95       5.02
 68       4.41       4.48       4.55       4.63       4.70       4.78       4.85       4.93       5.01       5.08       5.16
 69       4.50       4.58       4.66       4.74       4.81       4.90       4.98       5.06       5.14       5.22       5.30
 70       4.61       4.69       4.77       4.85       4.94       5.02       5.11       5.19       5.28       5.37       5.45
 71       4.71       4.80       4.89       4.97       5.06       5.16       5.25       5.34       5.43       5.52       5.61
 72       4.83       4.92       5.01       5.11       5.20       5.30       5.40       5.49       5.59       5.69       5.78
 73       4.95       5.04       5.14       5.24       5.35       5.45       5.55       5.66       5.76       5.86       5.96
 74       5.08       5.18       5.28       5.39       5.50       5.61       5.72       5.83       5.93       6.04       6.14
 75       5.21       5.32       5.43       5.55       5.66       5.78       5.89       6.01       6.12       6.23       6.34
===============================================================================================================================

*Values are based on compound interest at 3.0% a year. Other rates not shown will be provided on request.

                   BANKERS LIFE INSURANCE COMPANY OF NEW YORK
                          65 Froehlich Farm Boulevard
                           Woodbury, New York  11797



              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                               NON-PARTICIPATING
                                FLEXIBLE PREMIUM
                           INCOME PAYABLE AT MATURITY
 DEATH BENEFIT PAYABLE IN THE EVENT OF THE ANNUITANT'S DEATH PRIOR TO MATURITY





For service or information about Your policy, contact the SERVICE CENTER, P. O. Box 29105, Overland Park, KS 66201 or contact Your agent.